[EXHIBIT 99.1 - PRESS RELEASE]

       International Star, Inc. Announces $450,000 in Private Financings,
                     Continuation of Exploration Activity.


HENDERSON, NV - December 15, 2004 - INTERNATIONAL STAR, INC. (OTC:ISRI.PK) announced today that it has completed private placements for 4,500,000 units of the Company's shares at a price of $0.10 per unit for a total proceeds of $450,000.00.

Additional Funding Received

In October of 2004, International Star, Inc. signed a Private Placement agreement with an overseas individual for $75,000 in equity capital in exchange for 750,000 units of restricted common stock at $0.10 per unit. Each unit consists of one common share.

In November of 2004, the Company signed two Private Placements with overseas individuals totaling $50,000 in equity capital in exchange for 500,000 units of restricted common stock at $0.10 per unit and an even number of non-transferable share purchase warrants. Each warrant will entitle the holder to purchase an additional share for a one-year period at a price of $0.15.

In December of 2004, the Company signed a private placement agreement worth $162,000 with Kilpatrick Life Insurance Company of Shreveport, LA, in equity capital in exchange for 1,620,000 units of restricted common stock at $0.10 per unit. The Company also signed five (5) individual Private Placements totaling $163,000 in equity capital in exchange for 1,630,000 units of restricted common stock at $0.10 per unit. The total of 3,250,000 units included an even number of non-transferable share purchase warrants. Each warrant will entitle the holder to purchase an additional share for a two-year period at a price of $0.15.

Total Private Placements for International Star, Inc. for the 4th Quarter of 2004 is $450,000 in equity capital in exchange for 4,500,000 shares of restricted common stock at $0.10 per share and warrants as applicable.. Proceeds from all funding are to be used for working capital and for further exploration of the Company's mineral interests.

Next Phase of Exploration in Planning Stage

Plans to continue the exploration project begun by Kokanee Placer Ltd. of White Rock, British Columbia earlier this year, are in the process of being finalized and will be announced when completed.

For further information contact Dottie Wommack, Secretary/Treasurer, at (702) 897-5338.


     CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS. Except for historical information contained herein, the statements in this news release are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of prices, product demand, market compensation, environmental and other regulatory policies, imprecision of reserve estimates and the company's ability to replace and expand reserves.